EXHIBIT 99
Contact:
Jon Mills – Director, External Communications
317-658-4540
jon.mills@cummins.com

May 11, 2021

For Immediate Release

Cummins Elects Carla Harris to its Board of Directors

COLUMBUS, INDIANA – Today, Cummins Inc. (NYSE: CMI) announced the election of Carla Harris to its Board of Directors.

Ms. Harris is Vice Chairman of Wealth Management and Senior Client Advisor at Morgan Stanley. Over her 30-year career with Morgan Stanley, her experiences include investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, transportation, and the industrial sector.

For more than a decade, Ms. Harris was a senior member of the equity syndicate desk and executed such transactions as initial public offerings for UPS, Martha Stewart Living Omnimedia, Ariba, Redback, the General Motors sub-IPO of Delphi Automotive, and the $3.2 Billion common stock transaction for Immunex Corporation, one of the largest biotechnology common stock transactions in U.S. history.

“We are thrilled to welcome Carla Harris to our Board of Directors and look forward to leveraging the rich past experiences she brings as a business and finance leader and as someone committed to community service,” said Tom Linebarger, Chairman and CEO, Cummins Inc. “Harris’ deep knowledge of a wide variety of industries and strong investor perspective will help guide Cummins in our continued efforts to lead in unprecedented environment.”

Ms. Harris was named to Fortune Magazine’s list of “The 50 Most Powerful Black Executives in Corporate America” and “Most Influential List”, U.S. Banker’s “Top 25 Most Powerful Women in Finance”, Black Enterprise’s “Top 75 Most Powerful Women in Business” and “Top 75 African Americans on Wall Street”, and Essence Magazine’s list of “The 50 Women Who are Shaping the World”, in addition to many other accolades.

Ms. Harris currently serves on the board of Walmart Inc. and on the boards of several nonprofit organizations including Seize Every Opportunity, Harvard University Board of Overseers and the Morgan Stanley Foundation. She also previously served as the Chair of the National Women’s

Business Council, appointed by President Barack Obama. Ms. Harris received an MBA from Harvard Business School and an A.B. from Harvard University.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company's products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components, including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 57,825 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $1.8 billion on sales of $19.8 billion in 2020. See how Cummins is powering a world that's always on by accessing news releases and more information at https://www.cummins.com/always-on.